Exhibit 10(65)

December [          ], 2009

Private & Confidential

[Name]

[Address]

[Address]

Re:                               AIG 2009 Cash Incentive Performance Award

Dear [Name]:

I am pleased to advise you that, based on your achievement of certain performance metrics in 2009, AIG has granted you a cash incentive award in the amount of $[          ] in respect of the fiscal year ending December 31, 2009, which will be paid on or before December 31, 2009.

If, following the date of this letter, AIG determines that the grant of the award or the payment of the award was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria, AIG shall be entitled to receive, and you shall be obligated to repay to AIG immediately upon demand therefore, the amount of the payments in respect of the award previously made.  This repayment to AIG shall be net of any taxes withheld from the original payment to you, except to the extent that a greater repayment is required by the TARP Standards for Compensation and Corporate Governance, 31 C.F.R. Part 30 (the “Rule”) or the determinations of the Special Master for TARP Executive Compensation pursuant to the Rule.  AIG will determine whether a financial statement or other performance metric criteria is materially inaccurate in accordance with the standards set forth in § 30.8 of the Rule, or any similar or successor provision applicable to AIG and in effect from time to time.

Compensation described in this letter is subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between AIG and the U.S. government, as the same are in effect from time to time.  You may receive the compensation described in this letter only to the extent that it is consistent with those regulations and requirements.

AIG and the Board of Directors appreciate that 2009 was a challenging year for all AIG employees.  I personally wish to thank you for your hard work and dedication during this time, and look forward to continuing to recognize and reward the contributions you make to AIG.

Sincerely,

[Robert H. Benmosche]